Exhibit 99.1
Lyell Immunopharma Reports Business Highlights and Financial Results for the First Quarter 2026
•PiNACLE pivotal clinical trial evaluating ronde-cel in patients with LBCL in third- or later-line setting on track to report additional data in second half of 2026, with pivotal data expected mid-2027 and BLA submission expected to follow in 2027
•PiNACLE-H2H, a first of its kind Phase 3 clinical trial evaluating ronde-cel head-to-head against standard-of-care CD19 CAR T-cell therapies in the LBCL second-line setting, commenced patient dosing
•Phase 1 clinical trial of LYL273 continues to enroll patients with metastatic colorectal cancer, with commencement of patient dosing at Dose Level 3
•Closed second $50 million tranche of $100 million private placement at $25.61 per share, with approximately $261 million in cash as of March 31, 2026, expected to provide runway into Q3 2027
SOUTH SAN FRANCISCO, Calif., May 6, 2026 -- Lyell Immunopharma, Inc. (Nasdaq: LYEL), a late-stage clinical company advancing a pipeline of next-generation chimeric antigen receptor (CAR) T-cell therapies for patients with cancer, today reported financial results and business highlights for the first quarter ended March 31, 2026.
First Quarter Updates and Recent Business Highlights
Ronde-cel: A next-generation dual-targeting CD19/CD20 CAR T-cell product candidate designed to increase complete response rates and prolong the duration of response as compared to approved CD19‑targeted CAR T-cell therapies for the treatment of large B-cell lymphoma (LBCL)
Ronde-cel is an autologous CAR T-cell product candidate with a true ‘OR’ logic gate to target B cells that express either CD19 or CD20 with full potency and is manufactured with a process that enriches for CD62L-positive cells to generate more naïve and central memory CAR T cells with enhanced stemlike features and antitumor activity. The U.S. Food and Drug Administration (FDA) has granted ronde-cel Regenerative Medicine Advanced Therapy (RMAT) designation in the third- and later-line (3L+) and second-line (2L) settings, as well as Fast Track designation for the treatment of adults with relapsed/refractory large B-cell lymphoma (R/R LBCL). Two pivotal trials for ronde-cel in LBCL are underway.
•The ongoing PiNACLE pivotal single-arm trial, a seamless expansion of the 3L+ cohort in the Phase 1/2 multi‑cohort trial, is ongoing. Additional data from this trial are expected in the second half of 2026, and pivotal data are expected in mid-2027 with submission of a Biologics License Application (BLA) to the FDA expected to follow in 2027. The primary endpoint of the trial is the overall response rate, including an evaluation of duration of response.
•In February 2026, patient dosing commenced in PiNACLE-H2H, the first-of-its-kind Phase 3 randomized controlled trial evaluating ronde-cel versus investigator’s choice of axicabtagene ciloleucel or lisocabtagene maraleucel in patients with R/R LBCL in the 2L setting. The trial’s primary endpoint is event-free survival.
LYL273: A next-generation guanylyl cyclase C (GCC)-targeted CAR T-cell product candidate for the treatment of metastatic colorectal cancer (mCRC) and other GCC-expressing cancers
LYL273 is a GCC-targeted CAR T-cell product candidate enhanced with CD19 CAR expression and controlled cytokine release, designed to improve CAR T-cell expansion, immune cell infiltration and cancer cell killing in the hostile solid tumor microenvironment. In November 2025, Lyell acquired global rights (excluding mainland China, Hong Kong, Macau and Taiwan) to LYL273, which has shown promising dose-dependent clinical activity in patients with advanced mCRC in a Phase 1 trial conducted in the U.S. following proof of concept in 15 patients in China. The FDA granted LYL273 Fast Track designation for the treatment of mCRC.
•The U.S. Phase 1 clinical trial is continuing to enroll patients to determine the recommended Phase 2 dose. In March 2026, dosing commenced at Dose Level 3 (3 x 106 CAR T cells/kg). A data update focused on safety from this trial is expected in the first half of 2026, with a second data update including clinical outcomes expected in the second half of 2026.

Additional Business Highlights
•In March 2026, Lyell closed the second $50 million tranche of its July 2025 equity private placement, following the successful achievement of a clinical milestone in PiNACLE. In the second tranche of the financing, which completed the total $100 million private placement, shares of common stock were sold at a purchase price of $25.61 per share.
•In March 2026, Smital Shah was appointed Chief Financial and Business Officer.
First Quarter 2026 Financial Results
Lyell reported a net loss of $24.2 million for the first quarter ended March 31, 2026, compared to a net loss of $52.2 million for the same period in 2025. The $28.0 million decrease in net loss was primarily due to a $17.6 million gain on our Securities Purchase Agreement put/call asset relating to our July 2025 equity private placement. Non‑GAAP net loss, which excludes non-cash stock-based compensation, non-cash expenses related to the change in the estimated fair value of the Securities Purchase Agreement put/call asset and success payment liabilities, decreased by $8.5 million to $37.8 million for the first quarter ended March 31, 2026, compared to $46.3 million for the same period in 2025 primarily due to the decreased headcount from the successful technology transfer of ronde-cel to the Company’s LyFE Manufacturing CenterTM (LyFE) in 2025.
GAAP and Non-GAAP Operating Expenses
•Research and development (R&D) expenses were $36.6 million for the first quarter ended March 31, 2026, compared to $43.4 million for the same period in 2025. The $6.8 million decrease was primarily due to a $7.5 million reduction in personnel expenses, partially offset by a $3.4 million increase in clinical trials activity and outside services. Non‑GAAP R&D expenses, which exclude non-cash stock-based compensation, for the first quarter ended March 31, 2026 were $34.4 million compared to $41.1 million for the same period in 2025.
•General and administrative (G&A) expenses were $9.6 million for the first quarter ended March 31, 2026 compared to $14.0 million for the same period in 2025. The $4.5 million decrease was primarily due to a $4.0 million reduction in personnel‑related expenses, including a $1.5 million decrease in stock-based compensation expense. Non‑GAAP G&A expenses, which exclude non-cash stock‑based compensation, for the first quarter ended March 31, 2026 were $7.5 million compared to $10.4 million for the same period in 2025.
A discussion of non-GAAP financial measures, including reconciliations of the most comparable U.S. generally accepted accounting principles (GAAP) measures to non‑GAAP financial measures, is presented below under “Non-GAAP Financial Measures.”
Cash, cash equivalents and marketable securities
Cash, cash equivalents and marketable securities as of March 31, 2026 were $261.0 million compared to $247.2 million as of December 31, 2025. Lyell believes that its current cash, cash equivalents and marketable securities balances will be sufficient to meet working capital and capital expenditure needs into the third quarter of 2027.
About Lyell Immunopharma, Inc.
Lyell is a late-stage clinical company advancing a pipeline of next-generation CAR T-cell therapies for patients with hematologic malignancies and solid tumors. To realize the potential of cell therapy for cancer, Lyell utilizes a suite of technologies to arm CAR T cells with enhancements needed to drive durable tumor cytotoxicity and achieve consistent and long-lasting clinical responses, including the ability to resist exhaustion, maintain qualities of durable stemness and function in the hostile tumor microenvironment. LyFE has commercial launch capability and is expected to have the capacity to manufacture more than 1,200 CAR T-cell doses per year. To learn more, please visit www.lyell.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: Lyell’s plans for its existing cash, cash equivalents and marketable securities, and its expectation that its financial position and cash runway will be sufficient to meet working capital and capital expenditure needs into the third quarter of 2027; Lyell’s expectations around the progress of the PiNACLE and PiNACLE-H2H trials, including the expected timing for release of additional and pivotal data from the PiNACLE trial; the use of pivotal data from the PiNACLE trial to support a BLA submission to the FDA in 2027 and other expectations around enrollment and regulatory submissions; Lyell’s expectations around the progress of the U.S. Phase 1 trial for LYL273, including the expected timing for release of clinical data from this trial; the anticipated benefits of RMAT and Fast Track designations for ronde-cel and Fast Track designation for LYL273; the capability of LyFE to manufacture drug supply through potential commercial launch and its expected manufacturing capacity; the potential clinical benefits and therapeutic potential of Lyell’s product candidates; and other statements that are not historical fact. These statements are based on Lyell’s current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: Lyell operates in a rapidly evolving industry and has a limited operating history; Lyell’s ability to successfully develop, manufacture and commercialize product candidates or its experiencing significant delays in doing so; Lyell’s dependence on the enrollment and retention of patients in its current and planned clinical trials for its product candidates; the potential for results of Lyell’s research, nonclinical studies or earlier clinical trials to not be predictive of future results; clinical development involving a lengthy and expensive process with uncertain outcomes; Lyell’s product candidates and technologies being based on novel technologies that are unproven and may not result in approvable or marketable products; Lyell facing substantial competition in a rapidly changing industry, which may result in others discovering, developing or commercializing products before or more successfully than it does; Lyell’s ability to obtain and maintain sufficient intellectual property protection for its product candidates; the complexity of manufacturing cellular therapies; Lyell’s ability to manufacture drug products for its clinical trials itself and any potential delays in further qualifying or in receiving regulatory approvals for any manufacturing facility or product candidates or in expanding its manufacturing capacity; Lyell’s reliance on third parties; implementation of Lyell’s strategic plans for its business and product candidates and Lyell’s realization of the expected benefits of such plans; the potential reduction of Lyell’s cash resources and fluctuations in Lyell’s operating results and financial condition as a result of Lyell’s milestone, royalty and success payment obligations; the sufficiency of Lyell’s capital resources and need for additional capital to achieve its goals; and other risks, including those described under the heading “Risk Factors” in Lyell’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, being filed with the Securities and Exchange Commission today. Forward-looking statements contained in this press release are made as of this date, and Lyell undertakes no duty to update such information except as required under applicable law.
Lyell Immunopharma, Inc.
Unaudited Selected Consolidated Financial Data
(in thousands)

Statement of Operations Data:

	Three Months Ended March 31,
	2026	2025
Revenue	$2	$7
Operating expenses:
Research and development	36,604	43,447
General and administrative	9,555	14,046
Other operating income, net	(1,896)	(119)
Total operating expenses	44,263	57,374
Loss from operations	(44,261)	(57,367)
Interest income, net	2,194	3,862
Other income, net	17,914	1,310
Total other income, net	20,108	5,172
Net loss	$(24,153)	$(52,195)

Balance Sheet Data:

	As of March 31,	As of December 31,
	2026	2025

Cash, cash equivalents and marketable securities	$260,977	$247,220
Property and equipment, net	$32,720	$34,771
Total assets	$350,626	$340,052
Total stockholders’ equity	$273,665	$248,202

Non-GAAP Financial Measures
To supplement our financial results and guidance presented in accordance with GAAP, we present non-GAAP net loss, non-GAAP R&D expenses and non-GAAP G&A expenses. Non‑GAAP net loss excludes non-cash stock-based compensation expense, non-cash expenses related to the change in the estimated fair value of success payment liabilities and the change in the estimated fair value of our securities purchase agreement put/call asset. Non‑GAAP R&D and G&A expenses exclude non-cash stock-based compensation expense from GAAP R&D and G&A expenses. We believe that these non‑GAAP financial measures, when considered together with our financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare our results from period to period, and to identify operating trends in our business. We have excluded stock-based compensation expense, changes in the estimated fair value of success payment liabilities and the change in the estimated fair value of our securities purchase agreement put/call asset from our non‑GAAP financial measures because they are gains and charges that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. We also regularly use these non‑GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non‑GAAP financial measures have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles and, therefore, have limits in their usefulness to investors. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP financial information, to more fully understand our business.

Lyell Immunopharma, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Net Loss
(in thousands)

	Three Months Ended March 31,
	2026	2025
Net loss - GAAP	$(24,153)	$(52,195)
Adjustments:
Change in the estimated fair value of securities purchase agreement put/call asset	(17,561)	—
Stock-based compensation expense	4,295	6,024
Change in the estimated fair value of success payment liabilities	(353)	(125)
Net loss - Non-GAAP(1)	$(37,772)	$(46,296)
(1)There was no income tax effect related to the adjustments made to calculate non-GAAP net loss because of the full valuation allowance on our net deferred tax assets for all periods presented.

Lyell Immunopharma, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Research and Development Expenses
(in thousands)

	Three Months Ended March 31,
	2026	2025
Research and development - GAAP	$36,604	$43,447
Adjustments:
Stock-based compensation expense	(2,201)	(2,388)
Research and development - Non-GAAP	$34,403	$41,059

Lyell Immunopharma, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP General and Administrative Expenses
(in thousands)

	Three Months Ended March 31,
	2026	2025
General and administrative - GAAP	$9,555	$14,046
Adjustments:
Stock-based compensation expense	(2,094)	(3,636)
General and administrative - Non-GAAP	$7,461	$10,410

Contact:
Pablo Fenton
Associate Director, Investor Relations and Corporate Communications
pfenton@lyell.com